SYSCO REPORTS FIRST QUARTER 2027 RESULTS;
REITERATES FY27 ADJUSTED EPS AND LOCAL VOLUME GUIDANCE

HOUSTON, November 3, 2026 - Sysco Corporation (NYSE:SYY) (“Sysco” or the “company”) today announced financial results for its 13-week first fiscal quarter ended September 26, 2026.

Key financial results for the first quarter of fiscal year 2027 include the following (comparisons are to the same period in fiscal year 2026):
•Sales increased 2.8%; U.S. Foodservice volume increased 2.6%; U.S. Foodservice local volume increased 2.7%;
•Gross profit increased 3.8% to $4.1 billion;
•Operating income decreased 10.4% to $717 million, and adjusted operating income increased 3.2% to $927 million1;
•Net earnings increased 10.5% to $526 million, and adjusted net earnings increased 4.2% to $574 million1;
•EBITDA increased 20.4% to $1.2 billion2, and adjusted EBITDA increased 5.4% to $1.1 billion1,2; and
•EPS3 increased 10.1% to $1.09, and adjusted EPS1 increased 3.5% to $1.19.

“We are pleased to report a strong start to fiscal 2027. Our Q1 adjusted EPS performance was in-line with our expectations, fueled by positive volume growth, expanding gross margins, and disciplined expense control. We delivered profitable growth across the US and International segments despite continued softness in restaurant foot traffic, higher than expected fuel costs, and lower than expected U.S. food cost inflation. Sysco remains firmly focused on three priorities for the year: a) delivering with excellence for our customers, as well as our core Sysco financial commitments, b) improving our operating margins through AI-powered business transformation, and c) preparing for the anticipated closure of the Jetro Restaurant Depot transaction. I want to thank our entire team for their customer focus, the improvement in our business that they are delivering, and express how excited everyone at Sysco is for the year ahead,” said Kevin Hourican, Sysco’s Chair of the Board and Chief Executive Officer.

“Our teams delivered 2.7% local growth in our U.S. segment and grew adjusted operating income across our USFS and International segments. Our company specific initiatives kept us focused on the elements of performance within our control within a choppy operating environment. Looking ahead, we remain confident in our net cost savings targets enabled by AI technology which include our expectation for $100 million in savings included in our FY27 guidance, with benefits accelerating in the second half. We remain confident in delivering on our adjusted EPS growth guidance of 9%-11%, reflecting unchanged local volume growth assumptions of approximately 2.5%, while full year sales
1 Adjusted financial results, including adjusted operating expense, adjusted operating income (loss), adjusted net earnings, adjusted earnings per share (EPS) and adjusted EBITDA, among others, are non-GAAP financial measures that exclude certain items, which primarily include acquisition-related costs, restructuring and severance costs, and transformational project costs. Reconciliations of all non-GAAP financial measures to the nearest corresponding GAAP financial measure are included at the end of this release.
2 Earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted EBITDA are non-GAAP financial measures. Reconciliations of all non-GAAP financial measures to the nearest corresponding GAAP financial measure are included at the end of this release.
3 Earnings per share (EPS) are shown on a diluted basis, unless otherwise specified.

growth is now expected to be at the lower end of our 6%-7% range, reflecting a lower inflation environment for the industry,” said Brandon Sewell, Sysco’s Chief Financial Officer.

First Quarter Fiscal Year 2027 Results (comparisons are to the same period in fiscal year 2026)

Total Sysco

Sales for the first quarter increased 2.8% to $21.7 billion.

Gross profit increased 3.8% to $4.1 billion, and gross margin increased 18 basis points to 18.6%. Product cost inflation was 0.3% at the total enterprise level, as measured by the estimated change in Sysco’s product costs, primarily in the meat category. The increase in gross profit for the first quarter was primarily driven by growth from local volumes, benefits associated with tariffs, strategic sourcing efficiencies, and Sysco Brand penetration.

Operating expenses increased 7.5%, driven by acquisition-related costs, higher volumes, and investments in higher growth areas of the business. Adjusted operating expenses increased 4.0%1.

Operating income decreased 10.4% to $717 million, driven by acquisition costs related to Jetro Restaurant Depot. Adjusted operating income increased 3.2% to $927 million1.

U.S. Foodservice Operations

The U.S. Foodservice Operations segment results were driven by balanced volume growth, positive Sysco Brand penetration rates, effective margin management, and benefits associated with tariffs.

Sales for the first quarter increased 2.4% to $15.1 billion. Total case volume within U.S. Foodservice increased 2.6% for the first quarter, and local case volume within U.S. Foodservice increased 2.7%.

Gross profit increased 3.2% to $2.9 billion, and gross margin increased 14 basis points to 19.2%.

Operating expenses increased 3.9%, and adjusted operating expenses increased 3.4%1.

Operating income increased 1.6% to $894 million, and adjusted operating income increased 2.7% to $941 million1.

International Foodservice Operations

The International Foodservice Operations segment continued to deliver strong top-line growth, including local volume growth, expanded margins, and double-digit adjusted profit growth.

Sales for the first quarter increased 5.1% to $4.2 billion. On a constant currency basis4, sales for the first quarter increased 6.0% to $4.2 billion. Foreign exchange rates decreased both International Foodservice Operations sales by 0.9% and total Sysco sales by 0.2% during the quarter.

Gross profit increased 7.4% to $887 million, and gross margin increased 45 basis points to 21.3%. On a constant currency basis4, gross profit increased 8.1% to $893 million. Foreign exchange rates decreased both International Foodservice Operations gross profit by 0.7% and total Sysco gross profit by 0.2% during the quarter.

Operating expenses increased 13.1%, and adjusted operating expenses increased 6.3%1. On a constant currency basis4, adjusted operating expenses increased 7.1%. Foreign exchange rates decreased both International Foodservice Operations operating expenses by 0.8% and total Sysco operating expenses by 0.2% during the quarter.

4 Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results. These adjusted measures are non-GAAP financial measures. Reconciliations of all non-GAAP financial measures to the nearest corresponding GAAP financial measure are included at the end of this release.

Operating income decreased 28.1% to $82 million, and adjusted operating income increased 12.2% to $165 million1. On a constant currency basis4, adjusted operating income increased 12.9% to $166 million. Foreign exchange rates decreased International Foodservice Operations operating income by 0.7% and had a negligible impact on total Sysco operating income during the quarter.

Balance Sheet, Cash Flow and Capital Spending

As of the end of the quarter, the company had a cash balance of $3.2 billion and total liquidity of $5.8 billion.

Debt to net earnings was approximately 7.7 times, and Net Debt to adjusted EBITDA5 was approximately 2.4 times.

During the first 13 weeks of fiscal year 2027, Sysco returned $264 million to shareholders via dividends.

Cash flow from operations was $278 million and free cash flow6 was $230 million for the first 13 weeks of fiscal year 2027.

Capital expenditures, net of proceeds from sales of plant and equipment, for the first 13 weeks of fiscal year 2027 were $48 million.
5 Net debt to adjusted EBITDA is a non-GAAP financial measure frequently used by investors and credit rating agencies. Our net debt to adjusted EBITDA ratio is calculated using a numerator of our debt minus cash and cash equivalents, divided by the sum of the most recent four quarters of adjusted EBITDA. Reconciliations of all non-GAAP financial measures to the nearest corresponding GAAP financial measure are included at the end of this release.
6 Free cash flow is a non-GAAP financial measure that represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Reconciliations of all non-GAAP financial measures to the nearest corresponding GAAP financial measure are included at the end of this release.

Conference Call & Webcast

Sysco will host a conference call to review the company’s first quarter fiscal year 2027 financial results on Tuesday, November 3, 2026, at 10:00 a.m. Eastern Time. A live webcast of the call, accompanying slide presentation and a copy of this news release will be available online at investors.sysco.com.

Key Highlights:
	13-Week Period Ended

Financial Comparison:	September 26, 2026	September 27, 2025	Change
GAAP:
Sales	$21.7 billion	$21.1 billion	2.8%
Gross Profit	$4.1 billion	$3.9 billion	3.8%
Gross Margin	18.6%	18.5%	18 bps
Operating Expenses	$3.3 billion	$3.1 billion	7.5%
Operating Income	$717 million	$800 million	-10.4%
Operating Margin	3.3%	3.8%	-48 bps
Net Earnings	$526 million	$476 million	10.5%
Diluted Earnings Per Share	$1.09	$0.99	10.1%

Non-GAAP (1):
Adjusted Operating Expenses	$3.1 billion	$3.0 billion	4.0%
Adjusted Operating Income	$927 million	$898 million	3.2%
Adjusted Operating Margin	4.3%	4.3%	1 bp
EBITDA	$1.2 billion	$1.0 billion	20.4%
Adjusted EBITDA	$1.1 billion	$1.1 billion	5.4%
Adjusted Net Earnings	$574 million	$551 million	4.2%
Adjusted Diluted Earnings Per Share (2)	$1.19	$1.15	3.5%

Case Growth:
U.S. Foodservice	2.6%	0.1%
Local	2.7%	-0.2%

Sysco Brand Sales as a % of Cases (3):
U.S. Broadline	35.8%	35.7%	8 bps
Local	46.6%	46.2%	44 bps
Note:
(1) Reconciliations of all non-GAAP financial measures to the nearest respective GAAP financial measures are included at the end of this release.
(2) Individual components in the table above may not sum to the totals due to the rounding.
(3) Amounts reflect the impact of current customer classifications; prior period history has been reclassified to match the current period customer classification.

Forward-Looking Statements

Statements made in this press release or in our earnings call for the first quarter of fiscal year 2027 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements concern, among other things, our future financial performance and results, business strategy, plans, goals and objectives, including certain outlook, business trends, our dividend and share repurchase programs, our expectation of future macroeconomic conditions and other statements that are not historical facts, including our expectations regarding foot traffic and volume growth and benefits to gross margins; our expectations regarding our future growth, including growth in sales and earnings per share; and our expectations regarding cost savings associated with AI, as well as statements about the expected timing and completion of the proposed transaction with Jetro Restaurant Depot and the anticipated benefits of such proposed transaction, including estimated synergies, and plans, impact on Sysco and expectations for Sysco after completion of the proposed transaction.

Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions, including those outside of Sysco’s control. Risks and uncertainties include without limitation: the impact of geopolitical, economic and market conditions and developments, including changes in global trade policies and tariffs and foreign conflicts; risks related to our business initiatives; periods of significant or prolonged inflation or deflation and their impact on our product costs, volume, foot traffic, and profitability generally; risks related to our efforts to implement our transformation initiatives and meet our other long-term strategic objectives; risk of interruption of supplies and increase in product costs; risks related to changes in consumer eating habits; and impact of natural disasters or adverse weather conditions, public health crises, adverse publicity or lack of confidence in our products, and product liability claims as well as risks and uncertainties associated with our proposed transaction with Jetro Restaurant Depot, including but not limited to, the occurrence of any event, change or other circumstances that could give rise to the right of either or both parties to terminate the merger agreement; the risk that regulatory approvals may not be obtained or other closing conditions may not be satisfied in a timely manner or at all, as well as the risk that regulatory approvals are obtained subject to conditions that are not anticipated; the risk of other delays in closing the transaction; the possibility that any of the anticipated benefits and projected synergies of the transaction will not be realized or will not be realized within the expected time period; and the risk that the proposed transaction and its announcement could have an adverse effect on the market price of the common stock of Sysco. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Therefore, you should not place undue reliance on any of the forward-looking statements contained herein. For more information on these risks and other concerning factors that could cause actual results to differ from those expressed or forecasted, see our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC. We do not undertake to update our forward-looking statements, except as required by applicable law.

About Sysco

Sysco is the global leader in selling, marketing and distributing food and related products to customers who prepare meals away from home. This includes restaurants, healthcare and educational facilities, lodging establishments, entertainment venues, and more. Sysco operates 333 distribution centers, in 10 countries, with 75,000 colleagues serving approximately 670,000 customer locations. The company generated sales of more than $84 billion in fiscal year 2026 that ended June 27, 2026.

As the world’s largest food-away-from-home distributor, Sysco offers customized supply chain solutions, bespoke specialty product offerings, and culinary support to drive customers to innovate and optimize their operations. We act as a trusted business partner to our customers, helping them grow through our industry-leading portfolio that includes fresh produce, premium proteins, specialty products, sustainably focused items, equipment and supplies, and innovative culinary solutions.

For more information, visit www.sysco.com. For important news and key information for Sysco investors, visit the Investor Relations section of the company’s website at investors.sysco.com.

SYY-INVESTORS

Sysco Corporation and its Consolidated Subsidiaries CONSOLIDATED RESULTS OF OPERATIONS (Unaudited) (In Millions, Except for Share and Per Share Data)
	13-Week Period Ended
	Sep. 26, 2026	Sep. 27, 2025

Sales	$21,744	$21,148
Cost of sales	17,693	17,247
Gross profit	4,051	3,901
Operating expenses	3,334	3,101
Operating income	717	800
Interest expense	261	172
Other expense (income), net (1)	(231)	28
Earnings before income taxes	687	600
Income taxes	161	124
Net earnings	$526	$476

Net earnings:
Basic earnings per share	$1.09	$0.99
Diluted earnings per share	1.09	0.99

Average shares outstanding	481,341,826	478,761,180
Diluted shares outstanding	482,945,241	480,365,666

(1) Sysco’s first quarter of fiscal 2027 included a gain of $234 million in other income related to deal contingent rate lock transactions entered into to mitigate interest rate risk on permanent debt issued to finance the purchase of JRD Unico, Inc. and Warehouse Realty, LLC (collectively, Jetro Restaurant Depot or JRD).

Sysco Corporation and its Consolidated Subsidiaries CONSOLIDATED BALANCE SHEETS (In Millions, Except for Share Data)
	Sep. 26, 2026	Jun. 27, 2026
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$3,171	$1,786
Accounts receivable, less allowances of $38 and $13	6,296	5,865
Inventories	5,455	5,338
Prepaid expenses and other current assets	484	427
Income tax receivable	6	21
Total current assets	15,412	13,437
Plant and equipment at cost, less accumulated depreciation	5,886	5,974
Other long-term assets
Goodwill	5,231	5,225
Intangibles, less amortization	899	952
Deferred income taxes	525	506
Operating lease right-of-use assets, net	1,452	1,389
Other assets	1,043	914
Total other long-term assets	9,150	8,986
Total assets	$30,448	$28,397

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,736	$6,640
Accrued expenses	2,473	2,456
Accrued income taxes	186	60
Current operating lease liabilities	170	166
Current maturities of long-term debt	960	1,201
Total current liabilities	10,525	10,523
Long-term liabilities
Long-term debt	12,860	12,315
Deferred income taxes	486	456
Long-term operating lease liabilities	1,349	1,285
Other long-term liabilities	1,186	1,152
Total long-term liabilities	15,881	15,208
Shareholders’ equity
Preferred stock, par value $1 per share Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share Authorized 2,000,000,000 shares, issued 777,520,579 and 765,174,900 shares	778	765
Paid-in capital	3,077	2,114
Retained earnings	14,002	13,748
Accumulated other comprehensive loss	(906)	(1,014)
Treasury stock at cost, 285,593,166 and 286,631,270 shares	(12,909)	(12,947)
Total shareholders’ equity	4,042	2,666
Total liabilities and shareholders’ equity	$30,448	$28,397

Sysco Corporation and its Consolidated Subsidiaries CONSOLIDATED CASH FLOWS (Unaudited) (In Millions)
	13-Week Period Ended
	Sep. 26, 2026	Sep. 27, 2025
Cash flows from operating activities:
Net earnings	$526	$476
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	28	31
Depreciation and amortization	262	233
Operating lease asset amortization	41	37
Amortization of debt issuance and other debt-related costs	94	4
Deferred income taxes	21	(5)
Provision for losses on receivables	24	30
Gain on deal contingent rate lock transactions	(234)	—
Other non-cash items	(23)	8
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
Increase in receivables	(280)	(349)
Increase in inventories	(115)	(335)
Increase in prepaid expenses and other current assets	(86)	(42)
Increase in accounts payable	70	82
Decrease in accrued expenses	(132)	(83)
Decrease in operating lease liabilities	(56)	(49)
Increase in accrued income taxes	141	66
Decrease (increase) in other assets	2	(11)
Decrease in other long-term liabilities	(5)	(7)
Net cash provided by operating activities	278	86
Cash flows from investing activities:
Additions to plant and equipment	(97)	(160)
Proceeds from sales of plant and equipment	49	24
Purchase of marketable securities	(135)	—
Proceeds from sales of marketable securities	10	7
Other investing activities	—	22
Net cash used for investing activities	(173)	(107)
Cash flows from financing activities:
Bank and commercial paper borrowings, net	379	76
Other debt borrowings including senior notes	1,067	2
Other debt repayments including senior notes	(1,045)	(42)
Debt issuance costs	(47)	(3)
Proceeds from termination of interest rate swap agreements	70	—
Proceeds from stock option exercises	37	43
Proceeds from common stock issuances	1,000	—
Stock issuance costs	(33)	—
Dividends paid	(264)	(259)
Other financing activities	(14)	(12)
Net cash provided by (used for) financing activities	1,150	(195)
Effect of exchange rates on cash, cash equivalents and restricted cash	(3)	(6)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,252	(222)
Cash, cash equivalents and restricted cash at beginning of period	2,117	1,349

Cash, cash equivalents and restricted cash at end of period	$3,369	$1,127
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$200	$178
Income taxes, net of refunds	39	31

Sysco Corporation and its Consolidated Subsidiaries Non-GAAP Reconciliation (Unaudited) Impact of Certain Items

The discussion of our results includes certain non-GAAP financial measures, including EBITDA and adjusted EBITDA, that we believe provide important perspective with respect to underlying business trends. Other than EBITDA and free cash flow, any non-GAAP financial measures will be denoted as adjusted measures to remove (1) restructuring charges; (2) expenses associated with our various transformation initiatives; (3) severance charges; and (4) acquisition-related costs consisting of: (a) intangible amortization expense and (b) acquisition costs and due diligence costs related to our acquisitions. Adjustments provided herein for fiscal 2027 results of operations also remove amortization expense associated with debt issuance costs on a bridge loan facility and a gain on deal contingent rate lock transactions entered into to mitigate interest rate risk on permanent debt issued to finance the JRD Acquisition Transactions. No similar charges were applicable in the first quarter of fiscal 2026.

The results of our operations can be impacted due to changes in exchange rates applicable in converting local currencies to U.S. dollars. We measure our results on a constant currency basis. Constant currency operating results are calculated by translating current-period local currency operating results with the currency exchange rates used to translate the financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

Management believes that adjusting its operating expenses, operating income, operating margin, interest expense, other (income) expense, net earnings and diluted earnings per share to remove these Certain Items, presenting its results on a constant currency basis, provides an important perspective with respect to our underlying business trends and results. It provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations and (2) facilitates comparisons on a year-over-year basis.

Sysco has a history of growth through acquisitions and excludes from its non-GAAP financial measures the impact of acquisition-related intangible amortization, acquisition costs and due-diligence costs for those acquisitions. We believe this approach significantly enhances the comparability of Sysco’s results for fiscal 2027 and fiscal 2026.

Set forth on the following page is a reconciliation of sales, operating expenses, operating income, interest expense, other (income) expense, net earnings and diluted earnings per share to adjusted results for these measures for the periods presented. Individual components of diluted earnings per share may not be equal to the total presented when added due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding. The non-GAAP financial measures shown in the following tables should not be used as a substitute for the most comparable GAAP financial measures in assessing the company’s financial performance for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Sysco Corporation and its Consolidated Subsidiaries Non-GAAP Reconciliation (Unaudited) Impact of Certain Items (Dollars in Millions, Except for Share and Per Share Data)
	13-Week Period Ended Sep. 26, 2026	13-Week Period Ended Sep. 27, 2025	Change in Dollars	%/bps Change
Sales (GAAP)	$21,744	$21,148	$596	2.8%
Impact of currency fluctuations (1)	35		35	0.2
Comparable sales using a constant currency basis (Non-GAAP)	$21,779	$21,148	$631	3.0%

Gross profit (GAAP)	$4,051	$3,901	$150	3.8%
Impact of currency fluctuations (1)	6		6	0.2
Comparable gross profit adjusted for Certain Items using a constant currency basis (Non-GAAP)	$4,057	$3,901	$156	4.0%

Gross margin (GAAP)	18.63%	18.45%		18 bps
Impact of currency fluctuations (1)	—			0 bps
Comparable gross margin adjusted for Certain Items using a constant currency basis (Non-GAAP)	18.63%	18.45%		18 bps

Operating expenses (GAAP)	$3,334	$3,101	$233	7.5%
Impact of restructuring, transformational project, and other costs (2)	(102)	(56)	(46)	(82.1)
Impact of acquisition-related costs (3)	(108)	(42)	(66)	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	3,124	3,003	121	4.0
Impact of currency fluctuations (1)	6		6	0.2
Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$3,130	$3,003	$127	4.2%

Operating expense as a percentage of sales (GAAP)	15.33%	14.66%		67 bps
Impact of certain item adjustments	(0.96)	(0.46)		-50 bps
Adjusted operating expense as a percentage of sales (Non-GAAP)	14.37%	14.20%		17 bps

Operating income (GAAP)	$717	$800	$(83)	(10.4)%
Impact of restructuring, transformational project, and other costs (2)	102	56	46	82.1
Impact of acquisition-related costs (3)	108	42	66	NM
Operating income adjusted for Certain Items (Non-GAAP)	927	898	29	3.2
Impact of currency fluctuations (1)	—		—	—
Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$927	$898	$29	3.2%

Operating margin (GAAP)	3.30%	3.78%		-48 bps
Operating margin adjusted for Certain Items (Non-GAAP)	4.26%	4.25%		1 bp
Operating margin adjusted for Certain Items using a constant currency basis (Non-GAAP)	4.26%	4.25%		1 bp

Interest expense (GAAP)	$261	$172	$89	51.7%
Impact of bridge loan amortization (4)	(90)	—	(90)	NM
Interest expense adjusted for Certain Items (Non-GAAP)	$171	$172	$(1)	(0.6)%

Other (income) expense (GAAP)	$(231)	$28	$(259)	NM
Impact of deal contingent rate lock transactions and other items associated with the planned acquisition of Jetro Restaurant Depot (4)	237	—	237	NM
Other expense adjusted for Certain Items (Non-GAAP)	$6	$28	$(22)	(78.6)%

Net earnings (GAAP)	$526	$476	$50	10.5%
Impact of restructuring, transformational project, and other costs (2)	102	56	46	82.1

Impact of acquisition-related costs (3)	108	42	66	NM
Impact of bridge loan amortization (4)	90	—	90	NM
Impact of deal contingent rate lock transactions and other items associated with the planned acquisition of Jetro Restaurant Depot (4)	(237)	—	(237)	NM
Tax impact of restructuring, transformational project, and other costs (5)	(24)	(13)	(11)	(84.6)
Tax impact of acquisition-related costs (5)	(26)	(10)	(16)	NM
Tax impact of bridge loan amortization (5)	(22)	—	(22)	NM
Tax impact of deal contingent rate lock transactions and other items associated with the planned acquisition of Jetro Restaurant Depot (5)	57	—	57	NM
Net earnings adjusted for Certain Items (Non-GAAP)	$574	$551	$23	4.2%

Diluted earnings per share (GAAP)	$1.09	$0.99	$0.10	10.1%
Impact of restructuring, transformational project, and other costs (2)	0.21	0.12	0.09	75.0
Impact of acquisition-related costs (3)	0.22	0.09	0.13	NM
Impact of bridge loan amortization (4)	0.19	—	0.19	NM
Impact of deal contingent rate lock transactions and other items associated with the planned acquisition of Jetro Restaurant Depot (4)	(0.49)	—	(0.49)	NM
Tax impact of restructuring, transformational project, and other costs (5)	(0.05)	(0.03)	(0.02)	(66.7)
Tax impact of acquisition-related costs (5)	(0.05)	(0.02)	(0.03)	NM
Tax impact of bridge loan amortization (5)	(0.05)	—	(0.05)	NM
Tax impact of deal contingent rate lock transactions and other items associated with the planned acquisition of Jetro Restaurant Depot (5)	0.12	—	0.12	NM
Diluted earnings per share adjusted for Certain Items (Non-GAAP) (6)	$1.19	$1.15	$0.04	3.5%

Diluted shares outstanding	482,945,241	480,365,666

(1)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on the current year results.
(2)	Fiscal 2027 includes $80 million related to various transformation initiative costs, primarily consisting of supply chain transformation costs and changes to our business technology strategy, and $22 million related to restructuring and severance charges. Fiscal 2026 includes $46 million related to various transformation initiative costs, primarily consisting of supply chain transformation costs and changes to our business technology strategy, and $10 million related to restructuring and severance charges.
(3)	Fiscal 2027 includes $56 million in acquisition and due diligence costs and $52 million of intangible amortization expense. Fiscal 2026 includes $31 million of intangible amortization expense and $11 million in acquisition and due diligence costs.
(4)	Fiscal 2027 primarily includes $90 million of amortization expense associated with debt issuance costs on a bridge loan facility and a gain of $234 million on deal contingent rate lock transactions, both of which are related to the planned acquisition of Jetro Restaurant Depot.
(5)	The tax impact of adjustments for Certain Items is calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.
(6)	Individual components of diluted earnings per share may not equal the total presented when added due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries Segment Results Non-GAAP Reconciliation (Unaudited) Impact of Certain Items on Applicable Segments (Dollars in Millions)
	13-Week Period Ended Sep. 26, 2026	13-Week Period Ended Sep. 27, 2025	Change in Dollars	%/bps Change
U.S. FOODSERVICE OPERATIONS
Sales (GAAP)	$15,142	$14,780	$362	2.4%
Gross profit (GAAP)	2,913	2,823	90	3.2%
Gross margin (GAAP)	19.24%	19.10%		14 bps

Operating expenses (GAAP)	$2,019	$1,943	$76	3.9%
Impact of restructuring, transformational project, and other costs (1)	(28)	(7)	(21)	NM
Impact of acquisition-related costs (2)	(19)	(29)	10	34.5
Operating expenses adjusted for Certain Items (Non-GAAP)	$1,972	$1,907	$65	3.4%

Operating income (GAAP)	$894	$880	$14	1.6%
Impact of restructuring, transformational project, and other costs (1)	28	7	21	NM
Impact of acquisition-related costs (2)	19	29	(10)	(34.5)
Operating income adjusted for Certain Items (Non-GAAP)	$941	$916	$25	2.7%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales (GAAP)	$4,168	$3,966	$202	5.1%
Impact of currency fluctuations (3)	34		34	0.9
Comparable sales using a constant currency basis (Non-GAAP)	$4,202	$3,966	$236	6.0%

Gross profit (GAAP)	$887	$826	$61	7.4%
Impact of currency fluctuations (3)	6		6	0.7
Comparable gross profit using a constant currency basis (Non-GAAP)	$893	$826	$67	8.1%

Gross margin (GAAP)	21.28%	20.83%		45 bps
Impact of currency fluctuations (3)	(0.03)			-3 bps
Comparable gross margin using a constant currency basis (Non-GAAP)	21.25%	20.83%		42 bps

Operating expenses (GAAP)	$805	$712	$93	13.1%
Impact of restructuring and transformational project costs (4)	(47)	(23)	(24)	NM
Impact of acquisition-related costs (2)	(36)	(10)	(26)	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	722	679	43	6.3
Impact of currency fluctuations (3)	5		5	0.8
Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$727	$679	$48	7.1%

Operating income (GAAP)	$82	$114	$(32)	(28.1)%
Impact of restructuring and transformational project costs (4)	47	23	24	NM
Impact of acquisition-related costs (2)	36	10	26	NM
Operating income adjusted for Certain Items (Non-GAAP)	165	147	18	12.2
Impact of currency fluctuations (3)	1		1	0.7
Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$166	$147	$19	12.9%

SYGMA
Sales (GAAP)	$2,152	$2,129	$23	1.1%
Gross profit (GAAP)	167	170	(3)	(1.8)%
Gross margin (GAAP)	7.76%	7.98%		-22 bps

Operating expenses (GAAP)	$146	$145	$1	0.7%
Operating income (GAAP)	21	25	(4)	(16.0)%

OTHER
Sales (GAAP)	$282	$273	$9	3.3%
Gross profit (GAAP)	75	68	7	10.3%
Gross margin (GAAP)	26.60%	24.91%		169 bps

Operating expenses (GAAP)	$66	$64	$2	3.1%
Operating income (GAAP)	9	4	5	NM

GLOBAL SUPPORT CENTER
Gross profit (GAAP)	$9	$14	$(5)	(35.7)%

Operating expenses (GAAP)	$298	$237	$61	25.7%
Impact of restructuring and transformational project costs (5)	(27)	(26)	(1)	(3.8)
Impact of acquisition-related costs (6)	(53)	(3)	(50)	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	$218	$208	$10	4.8%

Operating loss (GAAP)	$(289)	$(223)	$(66)	(29.6)%
Impact of restructuring and transformational project costs (5)	27	26	1	3.8
Impact of acquisition-related costs (6)	53	3	50	NM
Operating loss adjusted for Certain Items (Non-GAAP)	$(209)	$(194)	$(15)	(7.7)%

TOTAL SYSCO
Sales (GAAP)	$21,744	$21,148	$596	2.8%
Gross profit (GAAP)	4,051	3,901	150	3.8%
Gross margin (GAAP)	18.63%	18.45%		18 bps

Operating expenses (GAAP)	$3,334	$3,101	$233	7.5%
Impact of restructuring, transformational project, and other costs (1) (4) (5)	(102)	(56)	(46)	(82.1)
Impact of acquisition-related costs (2) (6)	(108)	(42)	(66)	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	$3,124	$3,003	$121	4.0%

Operating income (GAAP)	$717	$800	$(83)	(10.4)%
Impact of restructuring, transformational project, and other costs (1) (4) (5)	102	56	46	82.1
Impact of acquisition-related costs (2) (6)	108	42	66	NM
Operating income adjusted for Certain Items (Non-GAAP)	$927	$898	$29	3.2%

(1)	Primarily represents severance charges and transformation initiative costs.
(2)	Fiscal 2027 and fiscal 2026 include intangible amortization expense and acquisition costs.
(3)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.
(4)	Includes restructuring and transformation initiative costs primarily in Europe.
(5)	Includes various transformation initiative costs, primarily consisting of changes to our business technology strategy.
(6)	Represents acquisition and due diligence costs.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries
Non-GAAP Reconciliation (Unaudited)
Free Cash Flow
(In Millions)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP financial measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	13-Week Period Ended Sep. 26, 2026	13-Week Period Ended Sep. 27, 2025	13-Week Period Change in Dollars
Net cash provided by operating activities (GAAP)	$278	$86	$192
Additions to plant and equipment	(97)	(160)	63
Proceeds from sales of plant and equipment	49	24	25
Free Cash Flow (Non-GAAP)	$230	$(50)	$280

Sysco Corporation and its Consolidated Subsidiaries
Non-GAAP Reconciliation (Unaudited)
Impact of Certain Items on Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
(Dollars in Millions)

EBITDA represents net earnings (loss) plus (i) interest expense, (ii) income tax expense and benefit, (iii) depreciation and (iv) amortization. The net earnings (loss) component of our EBITDA calculation is impacted by Certain Items that we do not consider representative of our underlying performance. As a result, in the non-GAAP reconciliations below for each period presented, adjusted EBITDA is computed as EBITDA plus the impact of Certain Items, excluding certain items related to interest expense, income taxes, depreciation and amortization. Sysco's management considers growth in this metric to be a measure of overall financial performance that provides useful information to management and investors about the profitability of the business, as it facilitates comparison of performance on a consistent basis from period to period by providing a measurement of recurring factors and trends affecting our business. Additionally, it is a commonly used component metric used to inform on capital structure decisions. Adjusted EBITDA should not be used as a substitute for the most comparable GAAP financial measure in assessing the company’s financial performance for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the tables that follow, adjusted EBITDA for each period presented is reconciled to net earnings.

	13-Week Period Ended Sep. 26, 2026	13-Week Period Ended Sep. 27, 2025	Change in Dollars	% Change
Net earnings (GAAP)	$526	$476	$50	10.5%
Interest (GAAP)	261	172	89	51.7
Income taxes (GAAP)	161	124	37	29.8
Depreciation and amortization (GAAP)	262	233	29	12.4
EBITDA (Non-GAAP)	$1,210	$1,005	$205	20.4%
Certain Item adjustments:
Impact of restructuring, transformational project, and other costs (1)	98	54	44	81.5
Impact of acquisition-related costs (2)	57	11	46	NM
Impact of deal contingent rate lock transactions and other items associated with the planned acquisition of Jetro Restaurant Depot (3)	(237)	—	(237)	NM
EBITDA adjusted for Certain Items (Non-GAAP) (4)	$1,128	$1,070	$58	5.4%
Other expense (income), net, as adjusted (Non-GAAP) (5)	6	28	(22)	(78.6)
Depreciation and amortization, as adjusted (Non-GAAP) (6)	(207)	(200)	(7)	(3.5)
Operating income adjusted for Certain Items (Non-GAAP)	$927	$898	$29	3.2%

(1)	Fiscal 2027 and fiscal 2026 include charges related to restructuring and severance, as well as various transformation initiative costs, primarily consisting of supply chain transformation costs and changes to our business technology strategy, excluding charges related to accelerated depreciation.
(2)	Fiscal 2027 and fiscal 2026 include acquisition and due diligence costs.
(3)	Fiscal 2027 primarily includes a gain on deal contingent rate lock transactions related to the planned acquisition of Jetro Restaurant Depot.
(4)	In arriving at adjusted EBITDA, Sysco does not exclude interest income of $7 million and $6 million or non-cash stock compensation expense of $28 million and $31 million in fiscal 2027 and fiscal 2026, respectively.
(5)	Fiscal 2027 represents $231 million in GAAP other expense (income), net less $237 million in income primarily from a gain on deal contingent rate lock transactions entered into to mitigate interest rate risk on permanent debt issued to finance the purchase of Jetro Restaurant Depot. Fiscal 2026 represents $28 million in GAAP other expense (income), net.
(6)	Fiscal 2027 includes $262 million in GAAP depreciation and amortization expense, less $55 million of Non-GAAP depreciation and amortization expense primarily related to acquisitions. Fiscal 2026 includes $233 million in GAAP depreciation and amortization expense, less $33 million of Non-GAAP depreciation and amortization expense primarily related to acquisitions.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries
Non-GAAP Reconciliation (Unaudited)
Net Debt to Adjusted EBITDA
(In Millions)

Net Debt to Adjusted EBITDA is a non-GAAP financial measure frequently used by investors and credit rating agencies. It is an important measure used by management to evaluate our access to liquidity, and we believe it is a representation of our financial strength. Our Net Debt to Adjusted EBITDA ratio is calculated using a numerator of our debt minus cash and cash equivalents, divided by the sum of the most recent four quarters of Adjusted EBITDA. In the table that follows, we have provided the calculation of our debt and net debt as a ratio of Adjusted EBITDA.

Sep. 26, 2026
Current maturities of long-term debt	$960
Long-term debt	12,860
Total Debt (GAAP)	13,820
Cash & Cash Equivalents	(3,171)
Net Debt (Non-GAAP)	$10,649

Net Earnings for the previous 12 months (GAAP)	$1,806
Adjusted EBITDA for the previous 12 months (Non-GAAP) (1)	$4,445

Total Debt/Net Earnings Ratio (GAAP)	7.65
Total Debt/Adjusted EBITDA Ratio (Non-GAAP)	3.11
Net Debt/Adjusted EBITDA Ratio (Non-GAAP)	2.40

Note:
(1) Refer to non-GAAP reconciliation at the end of this release.

Sysco Corporation and its Consolidated Subsidiaries
Non-GAAP Reconciliation (Unaudited)
Impact of Certain Items on Earnings Before Interest, Taxes, Depreciation and Amortization (Trailing Twelve Months)
(In Millions)

	13-Week Period Ended Sep. 26, 2026	13-Week Period Ended Jun. 27, 2026	13-Week Period Ended Mar. 28, 2026	13-Week Period Ended Dec. 27, 2025	Total
Net earnings (GAAP)	$526	$551	$340	$389	$1,806
Interest (GAAP)	261	205	168	173	807
Income taxes (GAAP)	161	169	105	121	556
Depreciation and amortization (GAAP)	262	252	251	240	1,005
EBITDA (Non-GAAP)	$1,210	$1,177	$864	$923	$4,174
Certain Item adjustments:
Impact of restructuring and transformational project costs (1)	98	77	93	55	323
Impact of acquisition-related costs (2)	57	38	13	23	131
Impact of deal contingent rate lock transactions (3)	(237)	54	—	—	(183)
EBITDA adjusted for Certain Items (Non-GAAP) (4)	$1,128	$1,346	$970	$1,001	$4,445

(1)	Includes charges related to restructuring and severance, as well as various transformation initiative costs, primarily consisting of supply chain transformation costs and changes to our business technology strategy, excluding charges related to accelerated depreciation. In addition, the 13-week period ended Jun. 27, 2026 includes the reversal of charges associated with a legal matter that were included in the 13-week period ended Mar. 28, 2026.
(2)	Includes acquisition and due diligence costs.
(3)	The 13-week period ended Sep. 26, 2026 includes a gain on deal contingent rate lock transactions related to the planned acquisition of Jetro Restaurant Depot. The 13-week period ended Jun. 27, 2026 includes a loss on deal contingent rate lock transactions related to the planned acquisition of Jetro Restaurant Depot.
(4)	In arriving at adjusted EBITDA, Sysco does not adjust out interest income of $7 million or non-cash stock compensation expense of $28 million in Q1 fiscal year 2027, interest income of $8 million or non-cash stock compensation expense of $24 million in Q4 fiscal year 2026, interest income of $6 million or non-cash stock compensation expense of $31 million in Q3 fiscal year 2026, and interest income of $5 million or non-cash stock compensation expense of $33 million in Q2 fiscal year 2026.

Projected Adjusted EPS Guidance

Adjusted earnings per share is a non-GAAP financial measure; however, we cannot predict with certainty certain items that would be included in the most directly comparable GAAP measure for the relevant future periods. Due to these uncertainties, we cannot provide a quantitative reconciliation of projected adjusted EPS to the most directly comparable GAAP financial measure without unreasonable effort. However, we expect to calculate adjusted earnings per share for future periods in the same manner as the reconciliations provided for the historical periods herein.